Exhibit 99.1

                         [CREATIVE HOST LOGO]


        CREATIVE HOST SERVICES, INC. ANNOUNCES ITS 8th CONSECUTIVE
         QUARTER OF PROFITABILITY FOR THE FIRST QUARTER OF 2003

      - Revenues Increased 11% Compared to the Prior Year Quarter-

FOR IMMEDIATE RELEASE
CONTACT:
-------
Creative Host Services, Inc.            Hayden Communications, Inc.
(858) 675-7711                          (843) 272-4653


San Diego, CA-May 16, 2003 - Creative Host Services, Inc. (NASDAQ:CHST) a leading provider of food and beverage concessions in airports throughout the United States today announced its financial results for the three months ended March 31, 2003.

Revenues for the first quarter ended March 31, 2003 increased 11% to $8,492,648 versus $7,642,458 for the comparable prior year period. The Company operated for the 1st quarter under challenging conditions related to the war and the outbreak of the SARS virus. Despite the environment, the Company was able to post a 1.6% increase in same store sales while experiencing a less than 1% increase in total operating costs and expenses as a percentage of revenues. Net income was $21,247 or $.00 per diluted share, compared to $259,048 and $.03 per share for the comparable first quarter 2002. Other factors which contributed to the decrease in reported net income for the quarter compared to the prior year quarter, include a one-time gain of $80,487 related to the sale of one concession location in the first quarter of 2002, start-up costs related to new locations that opened during the first quarter, and costs and expenses incurred during the refinancing of existing debt and attaining of additional funds for expansion.

The Company's balance sheet strengthened as current assets increased 18% to $3,145,360 at March 31, 2003 versus $2,669,262 at December 31, 2002.
Shareholders' equity also increased to $18,141,715, representing a book value of $2.26/share, from $17,749,962 on December 31, 2002, or $2.22/share. (Book value per share is defined as total shareholders' equity divided by total shares outstanding as of the quarter end.)

Sayed Ali, President and Chairman of the Board, stated, "While we were pleased with our top line growth for the quarter, we continue to focus on improving the operating margins and income of our collective operations. We were pleased to complete the acquisition of three concession locations at the Orlando Sanford airport, which embarks approximately 1.2 million passengers per year."

Mr. Ali and Lynnette McCullough, the Company's Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:10PM Eastern on Monday, May 19, 2003. Interested participants should call 888-823-7457 when calling within the United States or 973-582-2718 when calling internationally. There will be a playback available until May 26, 2003. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 3939729 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at Creative Host Services' website at www.creativehostservices.com. The webcast may also be accessed at ViaVid's website at www.viavid.com. The webcast can be accessed until June 19, 2003 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Creative Host Services:
----------------------------
Creative Host Services, Inc./GladCo Enterprises, Inc. are engaged in the business of acquiring, managing, and operating airport concessions such as food and beverage, cocktail and lounge, and news and gift retail facilities at various locations across the United States. The Company's airport venue allows its concession locations to provide services to a captive audience within its airports, thereby limiting competition, and providing for more predictable revenues than many other retail concepts. Creative Host Services/GladCo operates more than 100 concession facilities at 26 airports. To simplify accounting, the Company counts each food-court as one concession. Creative Host Services, Inc. enjoys co-branding relationships with several national and regional companies such as Carl's Jr., Schlotsky's Deli, TCBY Yogurt, Samuel Adams Brew Pubs, Houlihan's, Pretzelmaker, Nathan's Famous Hot Dogs, Hot Licks Bar & Grill, Yuengling Brewery, and Creative Croissants. For additional corporate information please visit the Company's corporate website
- www.creativehostservices.com.

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates," "approximately," and "likely," also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, disruption of airport services, and due to natural disaster. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission at www.freeedgar.com using the Company's trading symbol CHST.

-Tables Follow-

                     CREATIVE HOST SERVICES, INC.
              CONSOLIDATED CONDENSED STATEMENTS OF INCOME


                                               Three Months Ended
                                                    March 31,
                                           ----------------------------
                                              2003              2002
                                           -----------      -----------
  Total Revenues                           $ 8,492,648      $ 7,642,458

  Cost of Goods Sold                         2,265,212        2,040,724

  Other Operating Expenses                   4,279,658        3,654,045

  Selling, General & Admin. Expenses         1,069,487        1,086,427

  Depreciation & Amortization                  555,010          505,153

Income from Operations                         323,281          356,109

   Pretax Income                                35,247          287,648
Income Taxes                                    14,000           28,600

   Net Income                              $    21,247      $   259,048

Basic Earnings Per Share                   $      0.00      $      0.03

Diluted Earnings Per Share                 $      0.00      $      0.03

Basic Weighted Average Shares                8,025,787        7,845,962

Diluted Weighted Average Shares              8,135,077        8,478,600




                         BALANCE SHEET HIGHLIGHTS

                                            March 31st       December 31st
                                              2003               2002
                                           -----------      -------------
Cash                                   (1) $ 1,750,014      $ 1,241,766
Total Current Assets                       $ 3,145,360      $ 2,669.262
Property and Equipment, net                $18,007,446      $17,073,751
Total Assets                               $28,675,177      $25,727,397

Total Current Liabilities                  $ 4,038,019      $ 4,005,567
Total Liabilities                          $10,533,462      $ 7,977,435
Shareholders' Equity                       $18,141,715      $17,749,962
Total Liabilities and Equity               $28,675,177      $25,727,397

(1) Includes restricted cash of $200,000